The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated October 24, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 354 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated , 2007
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Capital-Protected Currency Income Notes Due December 5, 2011
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Unlike ordinary debt securities, the notes do not guarantee the regular payment of interest.  Instead, subject to the prior occurrence of a defeasance event, the notes will pay a variable monthly payment, which may be zero, based on the aggregate performance of monthly interest rate carry trades on a basket of nine, developed-economy currencies relative to the U.S. dollar. The basket is composed of the Australian dollar, the British pound, the Canadian dollar, the Eurozone euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona and the Swiss franc, each of which we refer to as a basket currency and collectively as the basket currencies.  At maturity, the notes will pay at least the $1,000 stated principal amount and, depending on the performance of all the interest rate carry trades over the term of the notes, may pay an additional amount based on that performance.
•	The stated principal amount and issue price of each note is $1,000.
•	At maturity, we will pay you the $1,000 stated principal amount plus any remaining protection amount.
•
We will not pay regular interest payments on the notes.  Instead, subject to the prior occurrence of a defeasance event, you will receive a variable monthly payment, which may be zero, based on 75% of any aggregate positive performance of monthly interest rate carry trades on the basket currencies relative to the U.S. dollar, subject to a maximum monthly payment of $8.33, equivalent to an annualized return of approximately 10%.

•
The remaining 25% of any aggregate positive performance of the interest rate carry trades will be added to a protection amount which will initially be $100 to $130, as determined on the day we price the notes for initial sale to the public.  If the aggregate performance of the interest rate carry trades is negative, such aggregate performance will be subtracted in full from the protection amount.

•
The interest rate carry trades for each basket currency will be notionally effected each month by buying basket currencies of those countries which have higher interest rates relative to the United States and selling basket currencies of those countries which have lower interest rates relative to the United States.

º
The notional buying or selling of each basket currency will be captured by comparing the one month forward exchange rate for the basket currency at the start of the month with the spot exchange rate at the end of the month.If the spot exchange rate remains unchanged throughout the month, the comparison will yield a return which reflects the differential between the interest rate in the basket currency economy and the interest rate in the United States.

º
If the interest rate carry trade involves buying the basket currency, a relative strengthening of that basket currency will increase the return offered by the carry trade, while a relative weakening will decrease the return and could result in a loss.  Conversely, if the interest rate carry trade involves selling the basket currency, a relative weakening of that basket currency will increase the return offered by the carry trade, while a relative strengthening will decrease the return and could result in a loss.

º
The weight of your exposure under each monthly interest rate carry trade for a particular basket currency will be determined by the size of the interest rate differential (as the differential increases, your exposure will increase, and vice versa) and the implied volatility of the basket currency (as the implied volatility increases, your exposure will decrease, and vice versa).

•
If, in any month, the variable monthly payment would exceed the maximum monthly payment of $8.33 per note, the excess will be allocated to a carryover reserve, which will earn interest at the prevailing one month CMT rate and be paid out to you (i) if the variable monthly payment in any subsequent month is less than the maximum monthly payment (subject in turn to the maximum monthly payment for that subsequent payment period) and (ii) in full at maturity as part of the final variable monthly payment if any carryover reserve remains unpaid.

•
A defeasance event will occur if, at any time on any day, any net loss on the nine interest rate carry trades (based on their mark-to-market value) exceeds the then current protection amount.  If a defeasance event occurs, you will no longer receive any variable monthly payments for the remaining term of the notes (with the exception of the monthly payment of any remaining carryover reserve), the protection amount will be $0 and you will only receive the $1,000 stated principal amount at maturity.

•	Investing in the notes is not equivalent to investing at a rate equivalent to any interest rate which prevails in the basket currency countries or the United States or in the basket currencies.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446Q85.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-14.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note	100%	3.00%	97.00%
Total	$	$	$
(1)
The notes will be issued at $1,000 per note and the agent’s commissions will be $30.00 per note; provided that the price to public and the agent’s commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of notes will be $995.00 per note and $25.00 per note, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of notes will be $992.50 per note and $22.50 per note, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of notes will be $990.00 per note and $20.00 per note, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)     a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)     otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the notional performance of monthly interest rate carry trades on a basket of nine, developed-economy currencies relative to the U.S. dollar, including the Australian dollar, the British pound, the Canadian dollar, the Eurozone euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona and the Swiss franc, each of which we refer to as a basket currency and collectively as the basket currencies.  These notes combine features of a debt investment and an interest rate carry trade investment by offering at maturity 100% principal protection of the issue price with the opportunity to participate monthly and at maturity in the performance of monthly interest rate carry trades on the basket currencies relative to the U.S. dollar.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a variable monthly payment and a payment at maturity potentially greater than the stated principal amount based on the performance of the monthly interest rate carry trades.

Each note costs $1,000
We, Morgan Stanley, are offering you Capital-Protected Currency Income Notes Due December 5, 2011, Based on a Basket of Nine Currencies Relative to the U.S. Dollar, which we refer to as the notes.  The stated principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

Notes offer a return based on interest rate carry trades over the basket currencies relative to the U.S. dollar; how interest rate carry trades work
We have designed the notes to provide investors with exposure to monthly interest rate carry trades on nine, developed-economy currencies relative to the U.S. dollar.

Interest rate carry trades seek to exploit differentials between short term interest rates in different countries.  These notes offer the opportunity to exploit the differentials, if any, between prevailing interest rates in the economies of the nine basket currencies (each such interest rate, a “basket currency interest rate”) and the interest rate in the U.S. by comparing the one month forward exchange rate for converting the basket currency into U.S. dollars at the start of a month with the spot exchange rate for converting the basket currency into U.S. dollars at the end of the month.

If the spot exchange rate between the basket currency and the U.S. dollar were to remain constant, this comparison should capture any absolute difference between the basket currency interest rate and the interest rate in the U.S.

If the basket currency interest rate is higher than the U.S. interest rate so that forward exchange rates are at a discount to (i.e. the basket currency would be expected to be relatively weaker than) spot exchange rates, the interest rate carry trade involves buying the basket currency at the forward exchange rate.

If the basket currency interest rate is higher than the U.S. interest rate, the one month forward exchange rate (which expresses the value of the basket currency relative to U.S. dollar for delivery in one month’s time) would be expected to be at a discount to (i.e. relatively weaker than) the spot exchange rate (which expresses the value of the basket currency relative to U.S. dollar for immediate delivery) by an amount proportional to the differential between the two interest rates.

This differential exists because the one month forward exchange rate reflects the opportunity a hypothetical investor would have to borrow U.S. dollars at a lower interest rate at the start of the month, convert those U.S. dollars into the basket currency, invest the basket currency at the higher basket currency interest rate for the month and then exchange the basket currency at the spot exchange rate back to U.S. dollars at the end of the month and repay the U.S. dollar loan.  If the spot exchange rate stays unchanged throughout the course of the month, this process would expect to yield a return based on the differential between the two interest rates.

More simply, where the basket currency interest rate is higher than the U.S. interest rate, the interest rate carry trade involves buying the basket currency at the one month forward exchange rate (and therefore selling the U.S. dollar) through a one month forward contract at the start of the month and then selling the basket currency (and therefore buying the U.S. dollar) at the spot exchange rate at the end of the month.  This buying and selling should replicate the return achieved by the borrowing and investing detailed in the previous paragraph.

If the basket currency interest rate is lower than the U.S. interest rate so that forward exchange rates are at a premium to (i.e. the basket currency would be expected to be relatively stronger than) spot exchange rates, the interest rate carry trade involves selling the basket currency at the forward exchange rate.

If the basket currency interest rate is lower than the U.S. interest rate, the one month forward exchange rate would be expected to be at a premium to (i.e. relatively stronger than) the spot exchange rate by an amount proportional to the differential between the two interest rates.

In this scenario, the differential exists because the one month forward exchange rate reflects the opportunity a hypothetical investor would have to borrow in the basket currency at a lower interest rate at the start of the month, convert the basket currency into U.S. dollars, invest the U.S. dollars at the higher U.S. interest rate for the month and then exchange the U.S. dollars at the spot exchange back to the basket currency at the end of the month and repay the basket currency loan.  If the spot exchange rate stays unchanged throughout the course of the month, then this process would expect to yield a return based on the differential between the two interest rates.

Again, in more simple terms, where the basket currency interest rate is lower than the U.S. interest rate, the interest rate carry trade involves selling the basket currency at the one month forward exchange rate (and therefore buying the U.S. dollar) through a one month forward contract at the start of the month and then buying the basket currency (and therefore selling the U.S. dollar) at the spot exchange rate at the end of the month.  This buying and selling should replicate the return achieved by the borrowing and investing detailed in the previous paragraph.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement, the exchange rates for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency.  For each such basket currency an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

In contrast, the exchange rates for the Canadian dollar, the Japanese yen, the Norwegian krone, the Swedish krona and the Swiss franc are expressed as the number of units of the applicable basket currency per one U.S. dollar.  For each such basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Interest rate carry trades are impacted by both movements in exchange rates and interest rates
Movements in exchange rates impact the carry trade.  In the above examples, the spot exchange rate was assumed to remain constant throughout the month.  However, economic theory suggests that (i) if the one month forward exchange rate is at a discount to the spot exchange rate, then the spot exchange rate should weaken over the month towards the one month forward exchange rate and (ii) if the one month forward exchange rate is at a premium to the spot exchange rate, then the spot exchange rate should strengthen over the month towards the one month forward exchange rate.  If the spot exchange rate weakens (or strengthens) over the month towards the one month forward exchange rate, there would be no differential between the one month forward exchange rate at the start of the month and the spot exchange rate at the end of the month and therefore no yield would result from the carry trade.

However, in practice, currencies which are trading at a one month forward exchange rate discount have often been seen to experience an increase in market demand as investors seek to exploit the higher interest rates implied by the discount.  This market demand in turn strengthens the spot exchange rate, allowing the discount of the one month forward exchange rate against the spot exchange rate to hold or be affected less than would otherwise be expected.  Conversely, currencies which are trading at a one month forward exchange premium have often been seen to experience a decrease in market demand as investors seek to sell the currency after having borrowed it at the lower interest rate in order to exploit higher interest rates in other currencies.  This downward market demand in turn weakens the spot exchange rate, allowing the premium of the one month forward exchange rate against the spot exchange rate to hold or be affected less than would otherwise be expected. This phenomenon is called the forward rate bias.

The discount or premium, as applicable, which is maintained by the forward rate bias then allows the comparison between the forward exchange rate and the spot exchange rate to yield a return.  Of course, other economic events in particular countries or in the global economy generally can also effect exchange rates, and, consequently, the forward rate bias does not imply that interest rate carry trades will be profitable.

Accordingly, the carry trade relies on the relationship between interest rates and exchange rates.  Over time, the return on the notes could be negatively or positively impacted by movements in either.  For example, if the basket currency interest rates converged towards the U.S. interest rate, this would decrease the return achievable on the carry trade in any monthly period because of the decreased differential between the interest rates.  This in turn could cause the forward rate bias to diminish (because fewer investors would be interested in executing the carry trades which help maintain the differential between forward and spot exchange rates), causing the spot exchange rate to converge towards the forward exchange rate as predicted by economic theory.  This movement would significantly decrease the return available from carry trades.

The basket consists of nine currencies of developed economies
The basket consists of nine currencies of developed economies, and no currencies will be added or subtracted over the term of the notes (except in the case of a cessation of a basket currency; see “—If a basket currency is replaced by another currency, we may substitute a successor basket currency” below).

Basket Currencies
• Australian dollar	• New Zealand dollar
• British pound	• Norwegian krone
• Canadian dollar	• Swedish krona
• Eurozone euro	• Swiss franc
• Japanese yen

Under each monthly carry trade, the basket currency will be notionally bought or sold depending on whether the basket currency interest rate is higher or lower than the U.S. interest rate.  Accordingly, the notes offer exposure to the basket currencies relative to the U.S. dollar, regardless of whether the basket currency interest rate is higher or lower than the U.S. interest rate.  However, if in any month there is no interest rate differential between a basket currency and the U.S. dollar, you will have no exposure to that currency for that monthly period.

The degree of exposure to each basket currency will be determined by a weighting which is driven by the interest rate differential, the implied volatility of that basket currency relative to the U.S. dollar and a constant.  See “—The weighting determines whether the carry trade involves buying or selling the basket currency and adjusts your exposure for interest rate differentials and implied volatility” below.

Payment at maturity; principal protection plus the protection amount, if any
The notes are principal protected at maturity.  At maturity, we will pay to you the $1,000 stated principal amount plus any protection amount which remains at maturity.

The protection amount will initially be $100 to $130, as determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date, but will be adjusted over the term of the notes by the performance of monthly interest rate carry trades, as explained below.  There is no guarantee that the protection amount will be greater than zero at maturity.  See “—Protection amount will change over the term of the notes based on the monthly basket performance” below.

Variable monthly payments based on monthly basket performance
We will not pay regular interest payments on the notes.  Instead, subject to the prior occurrence of a defeasance event, as explained below, you will receive a variable monthly payment on each monthly payment date, which may be zero, based on 75% of the aggregate positive performance, if any, of interest rate carry trades for the prior monthly calculation period on the basket currencies relative to the U.S. dollar, subject to a maximum monthly payment of $8.33 per month, equivalent to an annualized return of approximately 10%.

The monthly payment dates will fall on the third business day of the month that follows the month of each final determination date.  The determination dates will be a currency business day falling towards the end of each month, as set out in Annex A.

Variable Monthly Payments Based on Monthly Basket Performance
Subject to the prior occurrence of a defeasance event, on each monthly payment date you will receive a variable monthly payment, which may be zero, calculated as follows:
If the monthly basket performance is positive

Variable monthly payment	=	(75% x monthly basket performance x $1,000) + carryover payment, if any; subject to the maximum monthly payment

or
If the monthly basket performance is zero or negative

Variable monthly payment	=	$0 + carryover payment, if any; subject to the maximum monthly payment.

If a defeasance event occurs, you will no longer be entitled to receive a variable monthly payment based on the monthly basket performance for the remaining term of the notes.  Instead, any variable monthly payments will be paid from the carryover reserve, if any, which will be paid out to you as carryover payments on each monthly payment date, subject to the maximum monthly payment, until depleted.  There is no guarantee however, that there will be any carryover reserve upon the occurrence of a defeasance event.

The carryover payment is explained below under “—The carryover payment allows you to carry forward excess monthly basket performance for future variable monthly payments.”
Each calculation period is equal to one month
Each calculation period runs from and including a determination date (for each calculation period, the “initial determination date”) to and including the following determination date (for each calculation period, the “final determination date”).

Monthly basket performance will equal the aggregate carry trade performance
In any calculation period, the monthly basket performance will equal the sum of the carry trade performances for all of the basket currencies, expressed as a percentage, as calculated on the final determination date for such calculation period.

The carry trade performance for each basket currency will equal:

for the Australian dollar, British pound, Eurozone euro and New Zealand dollar:

expressed as a percentage,
and
for the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc:

expressed as a percentage,
where,

Initial forward exchange rate	=	the one month forward exchange rate as determined by the calculation agent on the initial determination date of the applicable calculation period.

Final spot exchange rate	=	the spot exchange rate as determined by the calculation agent on the final determination date of the applicable calculation period.

The weighting used in calculating the carry trade performance is explained below under “—The weighting determines whether the carry trade involves buying or selling the basket currency and adjusts your exposure for interest rate differentials and implied volatility” below.

There are two formulas used to calculate the carry trade performance for the basket currencies because the exchange rates for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency while the exchanges rates for the Canadian dollar, the Japanese yen, the Norwegian krone, the Swedish krona and the Swiss franc are expressed as the number of units of the applicable basket currency per one U.S. dollar.  See “—Currency exchange rates” above.

Because the monthly basket performance is the aggregate of the carry trade performances for all of the basket currencies, positive carry trade performances by some basket currencies will be offset by any negative carry trade performances of other basket currencies.  Further, the carry trade performances of basket currencies which carry larger weightings will influence the monthly basket performance disproportionately to carry trade performances of basket currencies which have smaller weightings.

Protection amount will change over the term of the notes based on the monthly basket performance
The protection amount will initially be $100 to $130, as determined on the pricing date.  If the monthly basket performance for a calculation period is positive, 25% of that monthly basket performance will be added to the then current protection amount.  If the monthly basket performance for a calculation period is negative, 100% of that monthly basket performance will be subtracted from the then current protection amount.  Accordingly, even though the protection amount acts as a buffer against negative monthly basket performances, it will also be reduced by such negative monthly basket performances.  The protection amount may decrease to zero during the term of the notes.  See “—A defeasance event will occur if the mark-to-market loss on the carry trades exceeds the protection amount.”

The protection amount for any subsequent calculation period will be calculated on the initial determination date of the calculation period as:
Protection amount for the immediately preceding calculation period plus (x) $1,000 times (y) the protection change.

where,
Protection change will equal:
If the monthly basket performance of the immediately preceding calculation period (“previous monthly basket performance”) is positive, the protection change will be positive and will equal,
25% x previous monthly basket performance;
or
If the previous monthly basket performance is zero or negative,the protection change will be zero or negative and will equal,
100% x previous monthly basket performance.

The protection amount will also be calculated on the final determination date of the final calculation period as if such final determination date were an initial determination date of a calculation period.

If a defeasance event has occurred during the term of the notes, the protection amount will be deemed to equal $0 and, at maturity, you will only receive the $1,000 stated principal amount.
The weighting indicates whether the carry trade involves buying or selling the basket currency and adjusts your exposure for interest rate differentials and implied volatility
The weighting used in calculating the carry trade performance of each basket currency in a particular calculation period represents the degree of your exposure to the carry trade for that basket currency and indicates whether the carry trade involves buying or selling the basket currency.

The weighting, expressed as a percentage, can be converted to a number of U.S. dollars invested in each carry trade by multiplying the weighting by $1,000.  For example, if the weighting for the Australian dollar were 5.7735%, this implies that the carry trade of the Australian dollar would involve a number of Australian dollars that is equivalent to US $57.735.

Setting the weighting for each basket currency involves four factors:

•  the weighting will indicate whether the carry trade involves buying or selling the basket currency

If a basket currency interest rate exceeds the U.S. interest rate, the weighting will be positive and the carry trade will involve buying the basket currency.  If the U.S. interest rate exceeds the basket currency interest rate, the weighting will be negative and the carry trade will involve selling the basket currency.

• the weighting will use the differential between the basket currency interest rate and the U.S. interest rate as a key determinant of the degree of your exposure to a carry trade

As the differential between the basket currency interest rate and the U.S. interest increases, the degree of exposure under the carry trade provided by the weighting will increase.  Conversely, as the differential decreases, the degree of exposure under the carry trade provided by the weighting will decrease.  This dynamic has the effect of increasing the degree of exposure to the carry trades for basket currencies which have a low interest rate differential to the U.S. interest rate.
• the weighting will use the implied volatility of the basket currency exchange rate to determine the degree of exposure to a carry trade

As the implied volatility of the basket currency increases, the degree of exposure to the carry trade for such basket currency will decrease.  Conversely, as the implied volatility of the basket currency decreases, the degree of exposure to the carry trade for such basket currency will increase.  This dynamic has the effect of reducing the possibility that movements in the spot exchange rate will impact, either positively or negatively, your return on the carry trade.  The implied volatility of each basket currency will be calculated by our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, in its role as calculation agent.

• the weighting will use a constant to influence the risk/reward exposure of the carry trade

The constant is a number which has been derived by the calculation agent.  It has the effect of reducing the risk you are exposed to any particular carry trade.  This in turn, however, also reduces the potential reward you may gain under any particular carry trade.

In any particular calculation period for a basket currency, the weighting will be determined as follows:

where,

Basket currency
interest rate	=	the 3 month LIBOR rate for the basket currency (or 3 month NIBOR rate in the case of the Norwegian kroner) as such rate appears on the initial determination date of a calculation period;
USD interest rate	=	the 3 month LIBOR rate for U.S. dollars as such rate appears on the initial determination date of a calculation period;
Constant	=	2.3094; and
Implied exchange
rate volatility	=	the 1 month implied volatility for the basket currency exchange rate, as determined by the calculation agent.

All weightings are subject to a maximum of +/– 500%.
The carryover payment allows you to carry forward excess monthly basket performance for future variable monthly payments
In any month where the variable monthly payment would exceed the maximum monthly payment of $8.33, the excess of the variable monthly payment over the maximum monthly payment will be allocated to the carryover reserve.  The carryover reserve will earn interest at the one month CMT rate, as reset on each determination date.

If, in any month, your variable monthly payment would otherwise be less than the maximum monthly payment and the carryover reserve is positive, a carryover payment will be made from the carryover reserve to increase the variable monthly payment up to the maximum monthly payment.  There is no guarantee that the carryover reserve will be sufficient to ensure you receive the maximum monthly payment on any particular monthly payment date.

In any calculation period, the carryover payment and carryover reserve will equal:

Carryover payment	=
an amount drawn down from the carryover reserve and paid out as part of the variable monthly payment if the variable monthly payment excluding any carryover payment on any monthly payment date would be less than the maximum monthly payment; and

Carryover reserve	=	(a) the aggregate excess, if any, of (i) amounts that would have been paid on any monthly payment date in the absence of the maximum monthly payment limit over (ii) the maximum monthly payment, less (b) any carryover payment which has been paid as part of a variable monthly payment.

If a defeasance event occurs and no variable monthly payment is otherwise payable, the carryover reserve will be paid out to you as carryover payments on each monthly payment date, subject to the maximum monthly payment, until depleted.

If there is any carryover reserve left unpaid at maturity, it will be paid out as part of the final variable monthly payment without regard to the maximum monthly payment.
A defeasance event will occur if the mark-to-market losses on the carry trades exceed the protection amount
A defeasance event will occur if the net carry trade loss position exceeds the current protection amount at any time on any day during a calculation period.

Once a defeasance event has occurred, you will no longer receive any variable monthly payments for the remaining term of the notes (other than any carryover payments which may be payable), the protection amount will be deemed to be $0 and you will only receive the $1,000 stated principal amount at maturity.

The net carry trade loss position at any time on any day will be equal to the sum of the carry trade loss positions for all basket currencies at such time on such day.
The carry trade loss position for each basket currency at any time on any day during a calculation period will equal:
for the Australian dollar, British pound, Eurozone euro and New Zealand dollar:

and
for the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc:

The carry trade loss position will be positive if the carry trade performance is experiencing a loss and negative if it is showing a gain.
where,

Market value of forward contract	=
at any time on any day during a calculation period, the then current market value, as determined by the calculation agent, of a one month forward contract for the relevant basket currency theoretically entered into on the initial determination date of such calculation period.

Current protection amount	=	for any calculation period, the protection amount as determined on the initial determination date of the calculation period.

If a basket currency is replaced by another currency, we may substitute a successor basket currency
If a basket currency is replaced by another monetary unit as legal tender in the jurisdiction which issued the basket currency, we will either replace the basket currency with the currency which succeeds the replaced basket currency or, if the successor basket currency is already in the basket, remove the replaced basket currency from the basket and otherwise make no adjustments to the terms of the notes.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent
We have appointed our affiliate, MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS will determine the initial forward exchange rate for each basket currency, the final spot exchange rate for each basket currency, the carry trade performances, the monthly basket performance, whether a defeasance event has occurred, including the calculation of the net carry trade loss position, and will calculate the variable monthly payments, if any, and the payment at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this preliminary pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, there is no guarantee of a variable monthly payment
The terms of the notes differ from those of ordinary debt securities in that we will not make regular payments of interest on the notes.  Instead, you will receive, subject to the prior occurrence of a defeasance event, a variable monthly payment, which may be zero, based on the monthly basket performance for the relevant calculation period.   If the monthly basket performance is zero or negative, you will not receive any payment in respect of that calculation period unless any carryover payment is payable.  If a defeasance event occurs, you will receive no variable monthly payments for the remaining term of the notes (subject to the payment of any carryover payment), the protection amount will deemed to be $0 and you will receive only the $1,000 stated principal amount at maturity.

The notes may not pay more than the principal amount at maturity
If, at maturity, the protection amount is zero, you will receive only the $1,000 stated principal amount for each note you hold.  The protection amount will be decreased over the term of the notes by 100% of any monthly basket performance which is negative.   Accordingly, there is no guarantee that any protection amount will remain at maturity to be paid to you.

If a defeasance event occurs during a calculation period, you will receive only the $1,000 stated principal amount at maturity, regardless of whether the protection amount at the end of that calculation period would have been greater than $0 if the carry trades had been allowed to continue until the final determination date of the calculation period.

A defeasance event will occur if at any time on any day thenet carry trade loss position exceeds the protection amount
A defeasance event will occur if the net carry trade loss position exceeds the protection amount.  The net carry trade loss position represents at any time, the mark-to-market value of the carry trade positions underlying the notes.  The calculation agent will determine the mark-to-market value in its sole discretion.

Accordingly, your exposure to a defeasance event exists throughout each calculation period and is not limited to the determination dates.  If a defeasance event occurs at any time on any day during a calculation period, we will give you notice of such a defeasance event and you will no longer receive any variable monthly payments for the remaining term of the notes (subject to the payment of any carryover payment), the protection amount will be deemed to be $0 and you will only receive the $1,000 stated principal amount at maturity.  You will have no opportunity to participate in any further carry trades.

Moreover, if a defeasance event occurs during a calculation period, you will have no right to wait until the final determination date of the calculation period to see if the monthly basket performance has in fact recovered and would have returned a positive result for the calculation period.

Convergence of basket currency interest rates and the U.S. interest rate will negatively affect carry trade performance
Interest rate carry trades seek to exploit differentials between interest rates in different countries.  Therefore, any decrease in the differential between the U.S. interest rate and the basket currency interest rate will decrease the carry trade performance for that basket currency.

This decrease will occur for three reasons. Firstly, the exposure provided by the weighting for a basket currency will decrease as the differential between the U.S. interest rate and the basket currency interest rate decreases.  The decreased exposure will mean that the carry trade performance achievable for that particular basket currency will decrease.

Secondly, as the differential between interest rates decreases, the differential between the one month forward exchange rate and the spot exchange rate will correspondingly decrease.  This in turn, will decrease the potential carry trade performance.

Thirdly, as the interest rate differential decreases, the attractiveness of the carry trade to the market in general will decrease.  As market demand for those currencies which had higher interest rates decreases, the forward rate bias, which is suggested to be driven by the carry trade itself and helps keep spot exchange rates from converging towards forward exchange rates, will likely diminish, allowing spot exchange rates to converge towards forward exchange rates and therefore further decreasing the differential between forward exchange rates and spot exchange rates.  This decreased differential due to the diminishing forward rate bias will compound the already decreased differential due to converged interest rates.

Accordingly, as a basket currency interest rate and the U.S. interest rate converge, it is likely that the carry trade performance for that particular basket currency will decrease, and could become negative.  If there are sufficient negative carry trade performances so that the monthly basket performance is negative, the protection amount will be reduced by 100% of that negative monthly basket performance.  As the protection amount is decreased towards zero by negative monthly basket performances, a defeasance event is more likely occur due to the net carry trade loss position exceeding the current protection amount.

Interest rate policy
Prevailing short term interest rates (such as those referenced for the basket currency interest rates and U.S. interest rate) are significantly influenced by government action, through the levels of official cash rates, as an instrument of monetary policy.  As governments wish to encourage economic activity, they may reduce the official cash rate in order to lower the cost of money and increase the money supply.  Conversely, as governments wish to reduce economic activity, particularly for the purpose of stemming inflationary pressures, they may increase the official cash rate in order to raise the cost of money and decrease the money supply.

Interest rates may converge as governments independently adopt policy positions which reduce or increase official cash rates either in tandem or which move a high interest rate lower and a low interest rate higher.

It is not possible to predict governmental action in either the U.S. or any of the economies of the basket currencies over the term of the notes which could cause interest rates to converge and therefore decrease the carry trade performance for a basket currency.

Fluctuations in spot exchange rates could negatively impact the carry trade performance
Fluctuations in the spot exchange rate for a basket currency could reduce any positive monthly basket performance created by an interest rate differential and could even result in a negative carry trade performance in respect of that basket currency.

If the particular carry trade involves buying forward the basket currency, a weakening in the basket currency relative to the U.S. dollar will reduce the carry trade performance of that particular basket currency, and if the basket currency weakens enough, could lead to losses on the carry trade.

Conversely, if the particular carry trade involves selling forward the basket currency, a strengthening in the basket currency relative to the U.S. dollar will reduce the carry trade performance of that particular basket currency and, if the basket currency strengthens enough, could lead to losses on the carry trade.
The notes are subject to currency exchange risk
The spot exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the economy of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:
• existing and expected rates of inflation,
• existing and expected interest rate levels,
• the balance of payments, and
• the extent of governmental surpluses or deficits in the relevant foreign economy and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

Negative carry trade performances by some basket currencies may offset positive carry trade performances by other basket currencies
Because the monthly basket performance is the aggregate of the carry trade performances for all of the basket currencies, positive carry trade performances by some basket currencies will be offset by negative carry trade performances of other basket currencies.

Further, the weighting used in a particular carry trade may mean that you have greater exposure to that carry trade than to others.  If a carry trade which has a greater relative exposure performs negatively, this negative carry trade performance will have a greater impact on your monthly basket performance than would positive performances under carry trades with lesser weightings.

The weightings could decrease the exposure under all or substantially all the carry trades at once and will influence the relative exposure provided by any single basket currency
The weighting determines the exposure offered by any particular carry trade.   The exposure offered by any particular carry trade could be decreased if either interest rate differentials decrease (i.e. basket currency interest rates and the U.S. interest rate converge) and/or if the implied exchange rate volatility increases.  If a majority of, or all, the basket currencies experience a decrease in interest rate differentials and/or an increase in implied volatility, the exposure offered by notes in any particular calculation period will decrease, including to below the $1,000 stated principal amount.

Similarly if the weighting for any individual basket currency increases significantly, the carry trade performance for that basket currency could become a dominant determinant of the monthly basket performance.  Alternatively, the weighting of a basket currency could diminish (whether due to decreasing interest rate differentials or increasing implied exchange rate volatility) so that the exposure to the performance of that basket currency significantly diminishes.  If the differential between a basket currency interest rate and the U.S. interest rate decreases to zero in any particular calculation period (i.e. the basket currency interest rate and the U.S. interest rate are equal), then the weighting for that basket currency will be zero and there will be no carry trade performance for that basket currency for such calculation period.

As the protection amount decreases, the more likely it is that a defeasance event will occur
As the protection amount is decreased by negative monthly basket performances, it will become more likely that a defeasance event may occur.  This is because the amount of the net carry trade loss position required to cause a defeasance event will decrease with the decreasing protection amount.

The protection amount will decrease by 100% of any negative monthly basket performance	The protection amount will decrease by 100% of any negative monthly basket performance. Conversely, the protection amount will only increase by 25% of any positive monthly basket performance.
If one or more basket currencies are replaced by an existing basket currency, you will be exposed to fewer than nine basket currencies
If one or more basket currencies are replaced by an existing basket currency, we will not make any adjustments to the notes other than to remove the replaced basket currency from the basket.  If this occurs, you will be exposed to fewer than nine basket currencies and will lose the potential benefit (as well as the potential loss) provided by the carry trade performance of that basket currency in calculating the monthly basket performance.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that interest rates and the exchange rates for the basket currencies on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include:

• the implied volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final spot exchange rates,

• the time remaining to the maturity of the notes, and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale interest rates have converged, the protection amount has been reduced or there has been a defeasance event.

You cannot predict the future performance of the carry trades based on historical performance.  We cannot guarantee that the monthly basket performance will be positive so that you will receive a variable monthly payment greater than zero on any monthly payment date or an amount at maturity in excess of the $1,000 stated principal amount.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

Even though currencies trade around-the-clock, the notes will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but there is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes and could contribute to the occurrence of a defeasance event.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial forward exchange rate for each basket currency, the final spot exchange rate for each basket currency, the carry trade performances, the monthly basket performance and whether a defeasance event has occurred, including the calculation of the net carry trade loss position, and will calculate the variable monthly payments, the carryover reserve, if any, the protection amount and the payment at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes— One Month Forward Exchange Rate” and “— Spot Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies
MS & Co. and other of our subsidiaries trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Such trading activities either prior to the pricing date or during the term of the notes, including on the determination dates could potentially affect the exchange rates of the basket currencies and, accordingly, the amount of cash, if any, you will receive on each monthly payment date and at maturity.

HYPOTHETICAL EXAMPLES

The following hypothetical examples set out how the variable monthly payments and payment at maturity are determined and demonstrate the ways in which movements in interest rates, exchange rates and implied exchange rate volatilities may affect the variable monthly payments, the protection amount, whether a defeasance event occurs and your payment at maturity.

The following examples are presented below:

•	A full example of how the variable monthly payment and payment at maturity will be calculated.

•	Examples illustrating how the variable monthly payment will be based on the monthly basket performance and may sometimes include a carryover payment.

•	Examples illustrating how the carry trade performance will be affected by movements in the spot exchange rate.

•
Examples illustrating how the weighting of each basket currency and therefore the potential carry trade performance will depend on the interest rate differential between the basket currency and the U.S. dollar.

•	Examples illustrating how the weighting of each basket currency will also depend on the implied volatility between that basket currency and the U.S. dollar.

•	An example illustrating how the aggregate size of the nine carry trades for each calculation period will depend on the weightings.

The values used in the following examples are hypothetical.  No guarantee can be given that in any monthly calculation period you will receive a variable monthly payment or that a defeasance event will not occur during the term of the notes.

Example 1.  The following example sets out:

•	How to calculate the weighting for each basket currency;

•	How to calculate the carry trade performance for each basket currency and the monthly basket performance;

•	How to calculate the variable monthly payment;

•	How to calculate the protection amount; and

•	How to calculate the payment at maturity.

Hypothetical Values

Basket currency	Interest rate	Implied exchange rate volatility	Initial forward exchange rate	Final spot exchange rate	Weighting
Australian dollar (AUD)	6.36%	7.50%	0.8400	0.8578	5.7735%
British pound (GBP)	6.00%	4.80%	2.0103	2.0112	5.7735%
Canadian dollar (CAD)	4.58%	7.80%	1.0483	1.0491	–4.3301%
Eurozone euro (EUR)	4.19%	4.70%	1.4000	1.3625	–10.7793%
Japanese yen (JPY)	0.76%	6.60%	122.9000	123.4000	–30.1797%
Norwegian krone (NOK)	2.14%	6.00%	5.7900	5.8106	–23.2384%
New Zealand dollar (NZD)	7.80%	4.00%	0.7785	0.7818	26.4138%
Swedish krona (SEK)	3.42%	5.01%	6.700	6.7295	–16.7674%
Swiss franc (CHF)	2.71%	5.60%	1.2154	1.2182	–20.4908%
U.S. dollar (USD)	5.36%	N/A	N/A	N/A	N/A

How to calculate the weighting for each basket currency

At the beginning of each monthly calculation period, we will calculate a weighting that represents the size of the carry trade entered into for each basket currency.  Positive weightings represent carry trades in which the basket currency is bought forward and the U.S. dollar sold, while negative weightings represent carry trades in which the basket currency is sold forward and the U.S. dollar is bought.

The weighting for each basket currency will be:

All weightings are subject to a maximum of +/– 500%.  The constant is equal to 2.3094 and will not change during the term of the notes.

For example, using the hypothetical values in the above table for the British pound, its weighting would be:

To give an example of a basket currency which has a negative weighting and is therefore sold, the weighting for the Japanese yen would be:

How to calculate the carry trade performance for each basket currency and the monthly basket performance

The monthly basket performance is the sum of the carry trade performances for all basket currencies.  On the final determination date of each calculation period, we will calculate the carry trade performance for each basket currency.

The carry trade performance will equal,

for AUD, GBP, EUR and NZD:

and,

for CAD, JPY, NOK, SEK and CHF:

To demonstrate how the carry trade performance is calculated, using the hypothetical values in the above table, the carry trade performance for the British pound would equal:

Similarly, using the hypothetical values in the above table, the carry trade performances for the other basket currencies would be as noted in the table below.

GBP carry trade performance:	0.00258%
AUD carry trade performance:	0.12234%
CAD carry trade performance:	0.00330%
EUR carry trade performance:	0.28873%
JPY carry trade performance:	0.12228%
NOK carry trade performance:	0.08239%
NZD carry trade performance:	0.11197%
SEK carry trade performance:	0.07350%
CHF carry trade performance:	0.04710%
Monthly Basket Performance:	0.85420%

As the monthly basket performance is equal to the sum of the carry trade performances, the monthly basket performance in this example would equal 0.85420%.

How to calculate the variable monthly payment

On each monthly payment date, you will receive a variable monthly payment equal to,

if the monthly basket performance is positive for that calculation period:

➢	(75% x monthly basket performance x $1,000) + carryover payment, if any; subject to the maximum monthly payment;

or,

if the monthly basket performance is zero or negative for that calculation period:

➢	$0 + carryover payment, if any; subject to the maximum monthly payment.

The maximum monthly payment is equal to $8.33, equivalent to an approximate 10% annualized coupon.

In this hypothetical example, the monthly basket performance is positive and, therefore, your variable monthly payment would equal:

$6.40647 (= 75% x 0.85420% x $1,000) + carryover payment, if any; subject to the maximum monthly payment

As there is no carryover payment in this example, the variable monthly payment is equal to $6.40647.

How to calculate the protection amount

The protection amount will initially be $100 to $130, as determined on the pricing date.  The protection amount for any calculation period subsequent to the initial calculation period will be calculated on the initial determination date of the calculation period as:

Protection amount for the immediately preceding calculation period plus (x) $1,000 times (y) the protection change.

The protection change will equal:

If the monthly basket performance of the immediately preceding calculation period (“previous monthly basket performance”) is positive,the protection change will be positive and will equal,

➢	25% x previous monthly basket performance

If the previous monthly basket performance is zero or negative, the protection change will be zero or negative and will equal,

➢	100% x previous monthly basket performance

Using the monthly basket performance calculated above, the protection change in this example would equal:

25% x 0.85420% = 0.213549%

and, assuming a protection amount for the immediately preceding calculation period of $110, the protection amount calculated at the end of the hypothetical calculation period would equal:

 $110 + ($1,000 x 0.213549%) = $112.13549

How to calculate the payment at maturity

At maturity, you will receive the $1,000 stated principal amount plus the protection amount, if any, per note.  If a defeasance event has occurred, you will only receive the $1,000 stated principal amount per note at maturity.

In this example, assuming the maturity of the notes occurred on the day we calculated the monthly basket performance, your payment at maturity would be $1,000 plus $112.13549 (the current protection amount).

Additionally, the variable monthly payment payable on the final monthly payment date will equal any amount calculated in accordance with the calculation for variable monthly payments plus any carryover reserve remaining after such calculation and will not be subject to the maximum monthly payment.

There is no guarantee that the protection amount will be greater than $0 at the maturity of the notes.

Example 2.  The following examples illustrate how the variable monthly payment will be based on the monthly basket performance and may sometimes include a carryover payment.

•	If the monthly basket performance is zero or negative and there is no carryover reserve, your variable monthly payment would be zero and the protection amount would be reduced.

If the monthly basket performance is zero or negative and there is no carryover reserve, you would not receive any variable monthly payment on the monthly payment date for that calculation period.  Accordingly, if the monthly basket performance were, for example, –0.25%, the variable monthly payment would be zero.  A negative monthly basket performance such as this would also decrease the protection amount by an amount equal to 100% of the negative monthly basket performance times $1,000 or, $2.50.

•	If the monthly basket performance is zero or negative but there is a carryover reserve, you would receive a variable monthly payment but the protection amount would still be reduced.

If the monthly basket performance is zero or negative and there is a carryover reserve, you would receive a variable monthly payment for that monthly calculation period of the carryover payment (which would be drawn from the carryover reserve), subject to the maximum monthly payment.  Accordingly, if the monthly basket performance were –0.25% and the carryover reserve were $9, you would receive a carryover payment of $8.33 as the variable monthly payment (the maximum monthly payment would limit the amount of the carryover reserve paid in any month as the carryover payment).  However, such a monthly basket performance would also decrease the protection amount by an amount equal to 100% of the negative monthly basket performance times $1,000 or, $2.50, regardless of the carryover payment.

•	If the monthly basket performance is positive, the variable monthly payment is subject to the maximum monthly payment.

If the monthly basket performance is positive, you would receive a variable monthly payment based on that monthly basket performance, subject to the maximum monthly payment. Accordingly, if the monthly basket performance were 2%, you would receive a variable monthly payment of $8.33 (the maximum monthly payment) rather than 75% x 2% x $1,000, which is equal to $15.  This is because the maximum monthly payment limits the variable monthly payment to $8.33.   In this situation, the difference between $15 and the maximum monthly payment ($6.67) would, however, be added to the carryover reserve.  The increase in the protection amount for a given calculation period is not capped and, therefore, your protection amount in this example would increase by $5, or 25% x 2% x $1,000.

•
If the monthly basket performance is positive, you may receive a variable monthly payment equal to the maximum monthly payment because of the carryover payment; however, the protection amount increase would only be in respect of 25% of the monthly basket performance.

The carryover payment may increase your variable monthly payment, potentially up to the maximum monthly payment, if the monthly basket performance provides a return which is below that level.  Accordingly, if the monthly basket performance were 1%, the variable monthly payment calculated without regard to the carryover reserve would be 75% x 1% x $1,000, or $7.50.  As this is below the maximum monthly payment, if there were any carryover reserve, you would receive a carryover payment drawn from the carryover reserve in an amount up to $0.8333, which would bring your variable monthly payment up to the maximum monthly payment of $8.33.  However, even though the monthly variable payment is equal to the maximum monthly payment, the increase in the protection amount will only be based on 25% of the monthly basket performance and accordingly, will not take into account the effect of the carryover payment on the variable monthly payment.

Example 3.  The following examples illustrate how the carry trade performance will be affected by movements in the spot exchange rate.

Movements in the spot exchange rate relative to the initial forward exchange rate over the calculation period will affect the carry trade performance for each basket currency.  How such movements affect the carry trade performance will depend on which way the spot exchange rate moves relative to the initial forward exchange rate and whether the basket currency is being bought or sold forward.

•
If the basket currency is being bought forward because the basket currency interest rate is greater than the U.S. interest rate, then a strengthening in the spot exchange rate of the basket currency over the calculation period would increase the carry trade performance for that basket currency.  Conversely, a weakening in the spot exchange rate over the calculation period would decrease the carry trade performance for that basket currency.

If the basket currency is being sold forward because the basket currency interest rate is less than the U.S. interest rate, then a strengthening in the spot exchange rate of the basket currency over the calculation period would decrease the carry trade performance for that basket currency.  Conversely, a weakening in the spot exchange rate over the calculation period would increase the carry trade performance for that basket currency.

For example, with the interest rates given in the full example, the GBP has a higher interest rate than the USD and accordingly, is bought forward.  Conversely, the EUR has a lower interest rate than the USD and accordingly, is sold forward. The hypothetical values in the table below show that the spot exchange rate for the GBP has weakened over the calculation period (from 2.0112 on the initial determination date to 1.95 on the final determination date so that one GBP buys fewer U.S. dollars).  Conversely, the spot exchange rate for the EUR has strengthened over the calculation period (from 1.3625 on the initial determination date to 1.45 on the final determination date so that one EUR buys more U.S. dollars).

Basket Currency	Interest Rate	Initial forward exchange rate	Spot exchange rate on initial determination date	Final spot exchange rate (on final determination date)	Weighting
GBP	6.00%	2.0103	2.0112	1.9500	5.7735%
EUR	4.19%	1.4000	1.3625	1.4500	-10.7793%

Using the final spot exchange rate to calculate the carry trade performance of the GBP and EUR gives:

The carry trade performances are both negative and accordingly, worse than the carry trade performances calculated in the full example (which assumed that the spot exchange rate held constant throughout the calculation period).  Both carry trade performances are worse because the spot exchange rate weakened for the GBP (which was being bought forward) and strengthened for the EUR (which was being sold forward).  The carry trade performances are negative because the final spot exchange rate has converged towards the initial forward exchange rate and weakened (or strengthened, in the case of the EUR) in excess of the initial forward exchange rate.

Whether the carry trade performance for a particular basket currency suffers or improves due to a relative strengthening of the U.S. dollar will depend on whether the basket currency has a higher or lower interest rate than the interest rate for the U.S. dollar and accordingly, whether the basket currency is being bought or sold forward as part of the carry trade.

Example 4.  The following examples illustrate how the weighting of each basket currency and therefore the potential carry trade performance will depend on the interest rate differential between the basket currency and the U.S. dollar.

•	If the interest rate differential increases, the weighting will also increase.

The weighting for a basket currency will increase if the differential between the U.S. interest rate and the basket currency interest rate increases (all else remaining equal). For example, if the GBP interest rate increases to 8.00% (compared to 6.00% in the full example), the interest rate differential will increase and the GBP weighting will increase from 5.7735% in the full example to 23.8157%, as set out below:

Because the weighting has increased, and all other values have remained constant, the GBP carry trade performance would increase from 0.00258% in the full example to 0.01066%, as set out below:

While in this example we used the same initial forward exchange rate and final spot exchange rate as we used in the full example, we would expect, however, that the difference between the initial forward exchange rate and the final spot exchange rate would increase as the interest rate differential increases, all else remaining equal.

•	If the interest rate differential decreases, the weighting will also decrease.

The weighting for a basket currency will decrease if the differential between the U.S. interest rate and the basket currency interest rate decreases (all else remaining equal).  For example, if the GBP interest rate decreases to 5.50% (compared to 6.00% in the full example), the interest rate differential will decrease and the GBP weighting will decrease from 5.7735% in the full example to 1.2630%, as set out below:

Because the weighting has decreased, and all other values have remained constant, the GBP carry trade performance would decrease from 0.00258% in the full example to 0.00057%, as set out below:

As in the previous example, this change in weighting will change your variable monthly payment, assuming all else remains constant.

However, as in the previous example, while in this example we used the same initial forward exchange rate and final spot exchange rate as we used in the full example, we would expect that the difference between the initial forward exchange rate and the final spot exchange rate will decrease as the interest rate differential decreases, all else remaining equal.

Example 5.  The following examples illustrate how the weighting of each basket currency will also depend on the implied volatility between that basket currency and the U.S. dollar.

•	If the implied exchange rate volatility increases for a basket currency, the weighting for that basket currency would decrease.

The weighting for a basket currency will decrease if the implied exchange rate volatility for that basket currency increases, all else remaining equal. If the GBP/USD implied volatility doubles from 4.80% in the full example to 9.60%, the GBP weighting would halve from 5.7735% in the full example to 2.8868%, as set out below:

As a result, the GBP carry trade performance also halves from 0.00258% in the full example to 0.00129%, as set out below:

•	If the implied exchange rate volatility decreases for a basket currency, the weighting for that basket currency would increase.

The weighting for a basket currency will increase if the implied exchange rate volatility decreases, all else remaining equal. If the GBP/USD implied volatility halves from 4.80% in the full example to 2.40%, the GBP weighting would double from 5.7735% in the full example to 11.5470%, as set out below:

As a result, the GBP carry trade performance would also double from 0.0025848% in the full example to 0.00517%, as set out below:

Example 6.  The following example illustrates how the aggregate size of the nine carry trades for each calculation period will depend on the weightings.

The aggregate size of the nine carry trades for each calculation period will depend on the weightings.  The U.S. dollar amount represented by each carry trade will be equal to the weighting times $1,000.

Accordingly, using the weightings calculated in the full example, each basket currency would have the following U.S. dollar amount equivalent of the basket currency notionally invested:

Basket Currency	Weighting	U.S. Dollar Amount Invested
AUD	5.7735%	$57.735
GBP	5.7735%	$57.735
CAD	–4.3301%	$43.301
EUR	–10.7793%	$107.793
JPY	–30.1797%	$301.797
NOK	–23.2384%	$232.384
NZD	26.4138%	$264.138
SEK	–16.7674%	$167.674
CHF	–20.4908%	$204.908
	Total:	$1,437.47

In this example, the aggregate size of the nine carry trades exceeds the $1,000 stated principal amount per note.  Conversely, the weightings could be smaller in size so that the aggregate size of the nine carry trades is less than the $1,000 stated principal amount per note.

HISTORICAL NOTE PERFORMANCE GRAPHS

The following graphs show the hypothetical variable monthly payments, the carryover reserve and the protection amount which would have been calculated on the notes if the notes had been outstanding during the four-year period indicated by the particular graph.  The hypothetical historical graphs should not be taken as an indication of the performance of the notes over their term.  No guarantee can be given that you will receive a variable monthly payment in excess of $0 in any month, that a defeasance event will not occur or that you will receive a payment at maturity in excess of $1,000.  The data underlying the following graphs was calculated using an initial protection amount of $110 and on the basis that a defeasance event would occur only if the monthly basket performance on any determination date decreased the protection amount to zero.  Under the term of the notes, however, a defeasance event will occur if the net carry trade loss position equals or exceeds the current protection amount at any time on any day.  This means that a defeasance event could occur even if the monthly basket performance would not otherwise have resulted in a decrease of the protection amount to zero.

At maturity, you will receive (i) the payment at maturity of $1,000 plus any protection amount and (ii) the final variable monthly payment of any variable monthly payment based on the monthly basket performance plus any carryover reserve left unpaid (the final variable monthly payment will not be subject to the maximum monthly payment).

Where the final variable monthly payment is represented by an arrow extending off the graph, this indicates that the final variable monthly payment is an amount which is greater than the scale permitted by the left hand side of the graph for variable monthly payments.  Please review the tables following the graphs to understand the exact amount of the final variable monthly payment.

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$161.16	$169.50 = $8.33 + $161.16	$93.81	$1,093.81 = $1,000 + $93.81	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$148.37	$156.70 = $8.33 + $148.37	$0.00	$1,000.00	12/15/98

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$105.37	$113.70 = $8.33 + $105.37	$23.74	$1,023.74 = $1,000 + $23.74	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$0.00	$0.00	$0.00	$1,000.00	10/1/99

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$0.00	$5.81	$21.68	$1,021.68 = $1,000 + $21.68	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$59.07	$67.40 = $8.33 + $59.07	$89.10	$1,089.10 = $1,000 + $89.10	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$92.43	$100.76 = $8.33 + $92.43	$150.28	$1,150.28 = $1,000 + $150.28	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$40.66	$49.00 = $8.33 + $40.66	$134.24	$1,134.24 = $1,000 + $134.24	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$0.00	$7.05	$138.60	$1,138.60 = $1,000 + $138.60	N/A

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Principal plus Protection Amount at Maturity	Date of Defeasance Event
$6.40	$14.74 = $8.33 + $6.40	$34.84	$1,034.84 = $1,000 + $34.84	N/A

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 stated principal amount of any of our Capital-Protected Currency Income Notes Due December 5, 2011, Based on a Basket of Nine Currencies Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Original Issue Date (Settlement Date)	November , 2007
Pricing Date	November , 2007
Maturity Date	December 5, 2011
CUSIP Number	617446Q85
Stated Principal Amount	$1,000 per Note
Issue Price	$1,000 per Note
Minimum Denominations	$1,000
Payment at Maturity
Payment at Maturity	On the Maturity Date, you will receive an amount per Note equal to $1,000 plus the Protection Amount, if any, as calculated on the final Determination Date of the final Calculation Period.
Protection Amount
The Protection Amount for the initial Calculation Period will be $100 to $130, as determined on the Pricing Date.

The Protection Amount for any subsequent Calculation Period will be calculated on the initial Determination Date of the related Calculation Period and will equal the Protection Amount for the immediately preceding Calculation Period plus (x) $1,000 times (y) the Protection Change.

The Protection Amount will also be calculated on the final Determination Date of the final Calculation Period as if such final Determination Date were an initial Determination Date of a Calculation Period.

If a Defeasance Event has occurred during the term of the Notes, the Protection Amount will be deemed to equal $0.

Protection Change
The Protection Change as determined on any Determination Date may be positive or negative and:

If the Monthly Basket Performance of the immediately preceding Calculation Period (“Previous Monthly Basket Performance”) is positivethe Protection Change will be positive and equal,

25% x Previous Monthly Basket Performance;

or

If the Previous Monthly Basket Performance is zero or negativethe Protection Change will be zero or negative and equal, 100% x Previous Monthly Basket Performance.
Variable Monthly Payments
Variable Monthly Payment
On each Monthly Payment Date, subject to the prior occurrence of a Defeasance Event, you will receive an amount per Note based on the Monthly Basket Performance relating to such Monthly Payment Date that will equal:

If the Monthly Basket Performance is positive, you will receive a payment based on 75% of the Monthly Basket Performance for that Calculation Period as expressed by the following formula,

(75% x Monthly Basket Performance x $1,000) + Carryover Payment, if any; subject to the Maximum Monthly Payment;

The remaining 25% of the Monthly Basket Performance will be allocated to the Protection Amount.  See “—Protection Amount.”  Any excess of 75% of the Monthly Basket Performance times $1,000 over the Maximum Monthly Payment will be allocated to the Carryover Reserve.

or

If the Monthly Basket Performance is zero or negative,

$0 + Carryover Payment, if any; subject to the Maximum Monthly Payment.

If a Defeasance Event has occurred prior to any Monthly Payment Date and there is Carryover Reserve left unpaid from the most recent Monthly Payment Date on which you received a Monthly Payment, the Variable Monthly Payment will equal the Carryover Payment, subject to the Maximum Monthly Payment.

The Variable Monthly Payment payable on the final Monthly Payment Date of the Notes will equal any amount calculated in accordance with the prior paragraphs plus any Carryover Reserve remaining after such calculation.

Monthly Payment Date	The third Business Day of the month that follows the month of each final Determination Date.
Determination Date
The initial Determination Date for the initial Calculation Period will be November 28, 2007 and thereafter, will be a day falling towards the end of each month as set forth in Annex A; provided that if any such day as set forth in Annex A is not a Currency Business Day, the relevant Determination Date will be the immediately preceding Currency Business Day.

Calculation Period
Each Calculation Period runs from and including a Determination Date (for each Calculation Period, the “initial Determination Date”) to and including the following Determination Date (for each Calculation Period, the “final Determination Date”).

Monthly Basket Performance
For each Calculation Period, the Monthly Basket Performance will equal the sum of the Carry Trade Performances for all of the Basket Currencies, expressed as a percentage, as calculated on the final Determination Date for such Calculation Period.

Basket	The Basket consists of the following Basket Currencies:

Basket Currency
Australian dollar
British pound
Canadian dollar
Eurozone euro
Japanese yen
New Zealand dollar
Norwegian krone
Swedish krona
Swiss franc

In certain circumstances, a Basket Currency may be replaced by a Successor Basket Currency (as defined below) or it may be merged into an existing Basket Currency.  See “—Discontinuation of Basket Currency” below.

Carry Trade Performance
In each Calculation Period, the Carry Trade Performance for the Australian dollar, British pound, Eurozone euro and New Zealand dollar will equal:

expressed as a percentage,

and

for the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc will equal:

expressed as a percentage.

The Calculation Agent will calculate the Carry Trade Performance for each Calculation Period on the final Determination Date for that Calculation Period.

Maximum Monthly Payment	$8.33 per month (equivalent to an annualized return of approximately 10%).
Carryover Payment
The Carryover Payment will be an amount drawn down from the Carryover Reserve and paid out as part of the Variable Monthly Payment if the Variable Monthly Payment excluding any Carryover Payment on any Monthly Payment Date would be less than the Maximum Monthly Payment.

If the Carryover Reserve is equal to $0, then no Carryover Payment will be made.
Carryover Reserve
At any time, the Carryover Reserve will equal:

(a) the aggregate excess, if any, of (i) amounts that would have been paid on any Monthly Payment Date in the absence of the Maximum Monthly Payment limit over (ii) the Maximum Monthly Payment,

less

(b) any Carryover Payment which has been paid as part of a Variable Monthly Payment.

The Carryover Reserve will accrue interest at the CMT rate (as defined in the accompanying prospectus) with a Designated CMT Maturity Index of one month, as such CMT rate appears on each Determination Date.

Initial Forward Exchange Rate	The One Month Forward Exchange Rate as determined by the Calculation Agent on the initial Determination Date of the applicable Calculation Period.
One Month Forward Exchange Rate
One Month Forward Exchange Rate means, on any Currency Business Day, with respect to each of the Basket Currencies, the rate for conversion of such Basket Currency into U.S. dollars contained in a contract which provides for delivery of such Basket Currency in one month (in respect of each Basket Currency, a “One Month Forward Contract”)  (expressed (i) in the case of the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar, as the number of U.S. dollars per unit of such Basket Currency and (ii) in the case of the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc, as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Forward Reference Source for such Basket Currency on such Currency Business Day under the column “MID”, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Forward Reference Source for such day or the Calculation Agent determines in good faith that the rate so displayed on the applicable Forward Reference Source is manifestly incorrect, the One Month Forward Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars in one month’s time determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the

Reference Dealers on such date for any reason, the One Month Forward Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Final Spot Exchange Rate	The Spot Exchange Rate as determined by the Calculation Agent on the final Determination Date of the applicable Calculation Period.
Spot Exchange Rate
Spot Exchange Rate means, on any Currency Business Day, with respect to each of the Basket Currencies, the rate for conversion of such Basket Currency into U.S. dollars (expressed (i) in the case of the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar, as the number of U.S. dollars per unit of such Basket Currency and (ii) in the case of the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc, as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Spot Reference Source for such Basket Currency on such Currency Business Day under the column “MID”, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Spot Reference Source for such day or the Calculation Agent determines in good faith that the rate so displayed on the applicable Spot Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Currency Business Day	Any day, other than a Saturday or Sunday, that is a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.
Reference Sources	The reference sources for each Basket Currency are as follows:

Basket Currency	Forward Reference Source	Spot Reference Source
	Bloomberg page:	Reuters page:
Australian dollar	WMCO	WMRSPOT12
British pound	WMCO	WMRSPOT07
Canadian dollar	WMCO	WMRSPOT09
Eurozone euro	WMCO	WMRSPOT05
Japanese yen	WMCO	WMRSPOT12
New Zealand dollar	WMCO	WMRSPOT12
Norwegian krone	WMCO	WMRSPOT06
Swedish krona	WMCO	WMRSPOT07
Swiss franc	WMCO	WMRSPOT07

Weighting of Basket Currencies in Each Calculation Period
Weighting
The Weighting, expressed as a percentage, for each Basket Currency in each Calculation Period will be set on the initial Determination Date for that Calculation Period and will equal:

The Weighting may be positive or negative depending on whether the Basket Currency Interest Rate is higher or lower than the USD Interest Rate and is subject to a maximum of +/– 500%.

Basket Currency Interest Rate
Basket Currency Interest Rate for each Basket Currency other than the Norwegian krone, means the 3-month LIBOR rate for an index currency which is the Basket Currency that appears on Reuters page LIBOR01 or on Reuters page LIBOR02, as applicable, as of 11:00 a.m. London time on each Determination Date.  If no rate appears on Reuters page LIBOR01 or LIBOR02, as applicable, at such time, the Basket Currency Interest Rate will be determined in accordance with the fallback provisions for “LIBOR Reuters” described under “Description of Debt Securities – Base Rates – LIBOR Debt Securities” in the accompanying prospectus.

The Basket Currency Interest Rate for the Norwegian krone means the 3-month NIBOR rate that appears on Bloomberg page NIBOR3M on each Determination Date. If no rate appears on Bloomberg page NIBOR3M at such time, the Basket Currency Interest Rate for the Norwegian krone will be determined on the basis of the rates offered by four major banks in the Oslo interbank market (the “Reference Banks”) at approximately 12:00 noon, Oslo time, on the Determination Date to prime banks in the Oslo interbank market for a 3-month period commencing on the Determination Date.  The Calculation Agent will request the principal Oslo office of each of the Reference Banks to provide a quotation of its rate.  If at least two quotations are provided, the Basket Currency Interest Rate for the Norwegian krone for that Determination Date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the Basket Currency Interest Rate for the Norwegian krone for that

Determination Date will be the arithmetic mean of the rates quoted by major banks in Oslo, selected by the Calculation Agent, at approximately 12:00 noon, Oslo time, on that Determination Date for loans in Norwegian kroner to leading European banks for a 3-month period commencing on the Determination Date.  If no rate appears on Bloomberg page NIBOR3M and the Determination Date is not a day on which commercial banks are open for business in Oslo (an “Oslo Business Day”), the Basket Currency Interest Rate for the Norwegian krone on such Determination Date will be the 3-month NIBOR rate that appeared on Bloomberg page NIBOR3M on the Oslo Business Day most immediately preceding the Determination Date on which such rate appeared on such Bloomberg page.

USD Interest Rate
USD Interest Rate means the 3-month USD LIBOR rate that appears on Reuters page LIBOR01 as of 11:00 a.m. London time on each Determination Date.  If no rate appears on Reuters page LIBOR01 at such time, the USD Interest Rate will be determined in accordance with the fallback provisions for “LIBOR Reuters” described under “Description of Debt Securities – Base Rates – LIBOR Debt Securities” in the accompanying prospectus.

Constant	2.3094
Implied Exchange Rate Volatility
Implied Exchange Rate Volatility means, on any initial Determination Date, with respect to each of the Basket Currencies, the 1 month implied volatility between such Basket Currency and U.S. dollars as determined by the Calculation Agent.

Defeasance Event
Defeasance Event
A Defeasance Event will occur if, at any time on any day during a Calculation Period, the Net Carry Trade Loss Position equals or exceeds the Current Protection Amount.

If a Defeasance Event occurs, you will no longer receive any Variable Monthly Payments based on the Monthly Basket Performance for the remaining term of the Notes and once the Carryover Reserve is equal to $0, will no longer receive any Variable Monthly Payments at all.

If a Defeasance Event occurs, we will, or will cause the Calculation Agent to, give notice of the occurrence of such event to you, the Trustee at its New York office and to The Depository Trust Company (“DTC”), on the day which is two Business Days immediately after the date of occurrence of the Defeasance Event.

Net Carry Trade Loss Position	The Net Carry Trade Loss Position at any time on any day will be equal to the sum of the Carry Trade Loss Positions for all Basket Currencies at such time on such day.
Carry Trade Loss Position	The Carry Trade Loss Position for each Basket Currency at any time on any day during a Calculation Period for the Australian dollar, British pound, Eurozone euro and New Zealand dollar will equal:

and

for the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc will equal:

The Carry Trade Loss Position will be positive if the carry trade is experiencing a loss and negative if there is a gain.

Market Value of Forward
At any time on any day during a Calculation Period the Market Value of Forward for each Basket Currency will equal the then current market value, as determined by the Calculation Agent, of the One Month Forward Contract for the relevant Basket Currency theoretically entered into on the initial Determination Date of such Calculation Period.

Current Protection Amount	The Current Protection Amount for any Calculation Period will equal the Protection Amount as determined on the initial Determination Date of the Calculation Period. See “—Protection Amount” above.
Miscellaneous
Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent
Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

In addition to other calculations and determinations which the Calculation Agent will make in accordance with the terms of the Notes, the Calculation Agent will make all calculations and determinations required to made, whether explicitly or implicitly or directly or indirectly under the provisions “Payment at Maturity”, “Protection Amount”, “Protection Change”, “Variable Monthly Payment”, “Monthly Basket Performance”, “Carry Trade Performance”, “Carryover Payment”, “Carryover Reserve”, “Initial Forward Exchange Rate”, “One Month Forward Exchange Rate”, “Final Spot Exchange Rate”, “Spot Exchange Rate”, “Weighting”, “Basket Currency Interest Rate”, “USD Interest Rate”, “Implied Exchange Rate Volatility”, “Defeasance Event”, “Net Carry Trade Loss Position”, “Carry Trade Loss Position”, “Current Protection Amount”, “Discontinuance of Basket Currency” and “Alternate Exchange Calculation in an Event of Default.”

All calculations with respect to the Payment at Maturity, the Variable Monthly Payment, the One Month Forward Exchange Rate and Spot Exchange Rate for each Basket Currency, the Monthly Basket Performance and the Carry Trade Performance will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Payment at Maturity, the Variable Monthly Payment, the One Month Forward Exchange Rate and Spot Exchange Rate for each Basket Currency, the Monthly Basket Performance, the Carry Trade Performance and whether a Defeasance Event has occurred, including the calculation of the Net Carry Trade Loss Position.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuation of Basket Currency	If any Basket Currency ceases to be the legal tender of the country or economic union in which it is legal tender as of the date of the pricing supplement (the “Basket Currency Jurisdiction”) we will:

(a) if the Basket Currency is replaced by an existing Basket Currency as the legal tender of the relevant Basket Currency Jurisdiction, not replace such discontinued Basket Currency and make no other changes to the Basket or the terms of the Notes other than removing the discontinued Basket Currency effective from the initial Determination Date of the Calculation Period in which the Basket Currency was effectively replaced by the existing Basket Currency; or

(b) if the Basket Currency is replaced by a successor monetary unit as the legal tender of the relevant Basket Currency Jurisdiction (“Successor Basket Currency”), replace such discontinued Basket Currency with the Successor Basket Currency and the Calculation Agent will calculate all amounts for the Calculation Period in which the replacement occurred using such Successor Basket Currency (with all values for days of the Calculation Period prior to the replacement being the values which existed on the day of the replacement).

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes will be equal to $1,000 plus the Protection Amount, if any, calculated as though the final Determination Date for the final Calculation Period were the date of acceleration, plus (b) an amount in respect of the Variable Monthly Payment for the then current Calculation Period calculated as if the final Determination Date of the final Calculation Period were the date of acceleration, plus (c) any Carryover Reserve which is left unpaid after the calculation of the amount in clause (b).

Notices to the Trustee
and the Depositary
In respect of Variable Monthly Payments

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee at its New York office and to DTC, on or prior to 10:30 a.m. on the Business Day immediately prior to the Monthly Payment Date, of the amount of cash in respect of the Variable Monthly Payment to be delivered with respect to each $1,000 Stated Principal Amount of each Note and (ii) deliver such cash to the Trustee for delivery to the holders on the Monthly Payment Date.

In respect of Payment at Maturity

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee at its New York office and to DTC, on or prior to 10:30 a.m. on the Business Day immediately prior to the Maturity Date, of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of each Note and (ii) deliver such cash to the Trustee for delivery to the holders on the Maturity Date.

Upon an Event of Default Acceleration

If the maturity of the Notes is accelerated under “—Alternate Exchange Calculation in Case of an Event of Default” above, we shall provide, or cause the Calculation Agent to provide, notice of such acceleration and the amount payable to you under “—Alternate Exchange Calculation in Case of an Event of Default” as promptly as possible and in no event later than two Business Days after the date of acceleration. We shall provide, or cause the Calculation Agent to provide, the notice provided for in this paragraph (i) to you by mailing notice of such acceleration by first class mail, postage prepaid, to your last address as it appears upon the registry books, and (ii) to the Trustee by telephone or facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to DTC by telephone or facsimile confirmed by mailing such notice to DTC by first class mail, postage prepaid.  Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not you receive the notice.

Reliance by the Trustee

The Trustee may conclusively rely on any notices given to it by us or the Calculation Agent in accordance with the provisions of the Notes.

Miscellaneous
We will, or will cause the Calculation Agent to, deliver any cash due upon any acceleration described above to the Trustee for delivery to you.

If the Notes are not surrendered for redemption at maturity or upon acceleration, they shall be deemed to be no longer Outstanding under, and as defined in, the Indenture (unless we have defaulted in making the payment due at maturity or upon acceleration), except with respect to your right to receive any cash in respect of principal or Variable Monthly Payments.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

MS & Co. and some of our other subsidiaries trade the Basket Currencies and other financial instruments related to the Basket Currencies on a regular basis as part of their general broker-

dealer, proprietary trading and other businesses.  Such trading activities either prior to the Pricing Date or during the term of the notes, including on the Determination Dates could potentially affect the exchange rates of the Basket Currencies and, accordingly, the amount of cash, if any, you will receive on each Monthly Payment Date and at maturity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on each Determination Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on each Determination Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and, therefore, adversely affect any Carry Trade Performance, the Variable Monthly Payment you will receive, whether a Defeasance Event occurs or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $995.00 per Note and the agent’s commissions will be $25.00 per Note for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $992.50 per Note and the agent’s commissions will be $22.50 per Note for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $990.00 per Note and the agent’s commissions will be $20.00 per Note for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Notes.  The Agent may allow a concession not in excess of 3.00% per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on November           , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation	Tax Consequences to U.S. Holders

The following summary is a general discussion of the U.S. federal income tax treatment of the Notes to a U.S. Holder and will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar.  We have determined that the denomination currency of the Notes is the U.S. dollar.  Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments.  The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  The comparable yield and projected payment schedule for the Notes will be provided in the final pricing supplement.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

If all remaining contingent payments on a Note become fixed substantially contemporaneously, (a) a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the period to which they relate and (b) the character of any gain or loss on the sale of the

Note would also be affected.  For purposes of the preceding sentence, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations.  U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

ANNEX A

The Determination Dates will be:

Date	Date
11/28/2007	12/29/2009
12/27/2007	1/27/2010
1/29/2008	2/25/2010
2/27/2008	3/29/2010
3/27/2008	4/26/2010
4/28/2008	5/27/2010
5/27/2008	6/28/2010
6/26/2008	7/29/2010
7/29/2008	8/27/2010
8/27/2008	9/27/2010
9/26/2008	10/28/2010
10/29/2008	11/29/2010
11/26/2008	12/29/2010
12/29/2008	1/27/2011
1/28/2009	2/25/2011
2/26/2009	3/28/2011
3/27/2009	4/28/2011
4/27/2009	5/27/2011
5/28/2009	6/27/2011
6/26/2009	7/28/2011
7/29/2009	8/26/2011
8/28/2009	9/28/2011
9/28/2009	10/27/2011
10/28/2009	11/28/2011
11/27/2009